Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

VIRTUAL RADIOLOGIC CONSULTANTS, INC.

Virtual Radiologic Consultants, Inc. (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

First: That at a meeting of the Board of Directors of the Company on December 13, 2005, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring the amendment to be advisable and declaring that the amendment be submitted to the Company’s stockholders for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that effective January 1, 2006, 12:01 a.m., the Company’s Certificate of Incorporation be amended by changing Article I so that, as amended, Article I shall be and read as follows:

“ARTICLE I

The name of this corporation is Virtual Radiologic Corporation”

Second: That thereafter, pursuant to resolution of the Board of Directors, the amendment was submitted to and approved by written consent of the necessary number of shares of the Company entitled to vote thereupon and as required by law in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Third: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed this 19 day of December, 2005.

By:	/s/ Sean O. Casey
Sean O. Casey, M.D.
President and Chief Executive Officer